                                                                   Exhibit 10.32

                     KAISER ALUMINUM & CHEMICAL CORPORATION
                      CHANGE IN CONTROL SEVERANCE AGREEMENT
                         (EFFECTIVE ____________, 2002)

                  This Change in Control Severance Agreement (the "Agreement")
is entered into by and between Kaiser Aluminum & Chemical Corporation, a
Delaware corporation (the "Corporation"), and Jack A. Hockema ("Executive"),
effective _____________, 2002 (the "Effective Date").

                  WHEREAS, Executive has made, and is expected to continue to make, major contributions to the short- and long-term profitability, growth and financial strength of the Corporation;

                  WHEREAS, the Corporation continues to pursue strategies that will result in a stronger and more profitable Corporation going forward and may lead to acquisitions, divestitures or other forms of corporate restructuring;

                  WHEREAS, the Corporation previously made available to key
managers of the Corporation, including Executive, an Enhanced Severance
Agreement (together with any other employment or similar agreements which provide for the payment of severance upon a termination of employment, collectively referred to as the "Prior Agreement"), in order to ensure that such managers have appropriate protection in the event of a "Change in Control" of the Corporation, and to permit them to maintain their focus on key goals related to the Corporation's initiatives;

                  WHEREAS, the Corporation now desires to supercede and replace the Prior Agreement by entering into Change in Control Severance Agreements with certain key managers, including Executive, and Executive also desires to enter into this Agreement and to be bound by the terms thereof:

                  NOW, THEREFORE, the Corporation and Executive agree as
follows:

1.                      TERM OF AGREEMENT.  This Agreement shall be effective as
      of the Effective Date and, subject to the provisions of Section 3, shall terminate on the second anniversary of a Change in Control.  Upon execution of this Agreement, the Executive hereby waives the right to receive any payments or awards under the Prior Agreement and the Prior
      Agreement shall be superseded by this Agreement and shall be of no further force or effect.  Any payments made to Executive under this Agreement shall be first used to satisfy any obligations the Company or the
      Corporation may have to the Executive under the Worker Adjustment and
      Retraining Act of 1988 or similar statutes or regulation of any jurisdiction relating to any plant closing or mass lay-off or as otherwise required by law.

2.                      DEFINED TERMS. In addition to terms defined elsewhere
      herein, the following terms have the following meanings when used in this
      Agreement with initial capital letters:

      (a)               "Base Pay" means the Executive's annual base salary rate
            at a rate not less than his or her annual fixed or base compensation as in effect immediately prior to termination of employment or, if higher, the Executive's annual fixed or base compensation in effect within the six month period preceding a Change in Control, without reduction for contributions to any qualified or non-qualified employee benefit plan or fringe benefit plan.

      (b)               "Bankruptcy Committees" means the committees consisting
            of a statutory committee of unsecured creditors and a statutory committee of asbestos claimants, each appointed by the United States trustee for the District of Delaware on February 25, 2002, pursuant to section 1102 of the Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330.

      (c)               "Cause" means (1) the Executive's engaging in fraud,
            embezzlement, gross misconduct or any act of gross dishonesty with respect to the Corporation or its affiliates, (2) the Executive's habitual drug or alcohol use which impairs the ability of the
            Executive to perform his duties with the Corporation or its affiliates, (3) the Executive's indictment with respect to, conviction of, or plea of guilty or no contest to, any felony, or other comparable crime under applicable local law (except, in any event, for motor vehicle violations not involving personal injuries to third parties or driving while intoxicated), or the Executive's incarceration with respect to any of the foregoing that, in each case, impairs the Executive's ability to continue to perform his duties with the Corporation and its affiliates, or (4) the
            Executive's material breach of any written employment agreement or other agreement between the Corporation and the Executive, or of the
            Kaiser Aluminum & Chemical Corporation Code of Business Conduct, or
            failure by the Executive to substantially perform his or her duties for the Corporation which remains uncorrected or reoccurs after written notice has been delivered to the Executive demanding substantial performance and the Executive has had a reasonable opportunity to correct such breach or failure to perform.

      (d)               "Change in Control" means (at any time on or after the
            Effective Date):

            (1)               The sale, lease, conveyance or other disposition
                  of all or substantially all of the Corporation's assets
                  (including the assets and stock of the Corporation's direct and indirect subsidiaries and affiliates) as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business; provided, however, that a Change in Control shall not occur (A) upon any such sale, lease, conveyance or other disposition to a direct or indirect subsidiary of the
                  Corporation or (B) if the voting common equity interests of the ongoing entity are beneficially owned, directly or
                  indirectly, by the Corporation's shareholders in substantially the same proportions as such shareholders owned the
                  Corporation's outstanding voting common equity interests
                  immediately prior to such event.

            (2)               Any transaction or series of related transactions
                  (as a result of a tender offer, merger, consolidation or
                  otherwise) that results in any "person" (as defined in Section
                  13(h)(8)(E) under the Securities Exchange Act of 1934)
                  becoming the beneficial owner (as defined in Rule l3d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of the Corporation, except if such person is
                  (A) a subsidiary of the Corporation, (B) an employee stock ownership plan or any other tax-qualified benefit plan
                  maintained by the Corporation or any affiliate thereof , (C) a corporation or other entity formed to hold the Corporation's common equity securities and whose shareholders or owners
                  constituted, at the time such corporation became such holding company, substantially all the shareholders of the
                  Corporation, (D) the surviving entity in any transaction if the shareholders of the Corporation immediately prior to such transaction continue to own at least 50% of the voting common equity of such surviving entity immediately following such transaction, (E) any underwriter temporarily holding
                  securities pursuant to an offering of such securities, or (F)
                  Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons
                  including Executive).  Notwithstanding the provisions of this paragraph (2), a Change in Control shall not be deemed to have occurred solely by virtue of (i) the consummation of a plan of reorganization of the Corporation under its bankruptcy
                  proceeding commenced February 12, 2002 under the United States
                  Bankruptcy Code (11 U.S.C.ss.1101, et seq.) ("Bankruptcy
                  Code") where the ownership of more than 50% of the common
                  stock of the Corporation is transferred to the creditors of the Corporation or a channeling trust (the "Emergence Date"), or (ii) a plan of liquidation or a plan of asset protection is approved by the Bankruptcy Court in a proceeding under Chapter
                  7 or Chapter 11 of the Bankruptcy Code; provided, however, that if pursuant to such reorganization, restructuring,
                  liquidation or asset protection plan, any person (other than a channeling trust or those set forth in clauses (A) through (F)
                  above) is or becomes the beneficial owner, directly or
                  indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding securities, a Change in Control will be
                  deemed to have occurred.  Notwithstanding the foregoing, a
                  Change in Control of the Corporation shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Corporation's voting common equity as a result of the acquisition of such equity by the Corporation which reduces the number of such equity outstanding.

            (3)         A change in the composition of the Corporation's Board
                  of Directors over a period of thirty-six (36) consecutive
                  months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a)
                  have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for
                  election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board; provided, however, that this paragraph
                  (3) shall not apply solely by virtue of a change in the
                  individuals constituting a majority of the Board members (a)
                  as implemented pursuant to the consummation of a plan of
                  reorganization of the Corporation in a proceeding under
                  Chapter 11 of the Bankruptcy Code, or (b) prior to the
                  Emergence Date as a result of any such change caused by Maxxam
                  Inc.

Notwithstanding the foregoing, prior to the Emergence Date (a) any event described in paragraphs (1) and (2) above shall only constitute a Change in
Control if such event is approved by the Bankruptcy Court unless the Unsecured
Creditors Committee and the Asbestos Claimants Committee both object to the approval of such event in its entirety and neither committee withdraws its objection, and (b) no transaction involving the disposition by Maxxam Inc. of its voting securities in the Corporation to any person shall constitute a Change in Control.

For purposes of the definition of a Change in Control, the term "Corporation"
shall mean Kaiser Aluminum Corporation ("KAC") and shall include Kaiser Aluminum
& Chemical Corporation ("KACC") at any time that the voting securities of KACC are held by any person other than KAC.

      (e)               "Code" means the Internal Revenue Code of 1986, as
            amended from time to time. All references to the Code shall be deemed also to refer to any successor provisions to such sections.

      (f)               "Disability" means total and permanent disability as a
            result of bodily injury, disease or mental disorder which results in the Executive's entitlement to long term disability benefits under the Kaiser Aluminum Self-Insured Welfare Plan or the Kaiser
            Aluminum Salaried Employees Retirement Plan.

      (g)               "Good Reason" means, without Executive's consent, the
            occurrence of any of the following events which is not cured by the
            Corporation within ten (10) business days following Executive's written notice to the Corporation of the event constituting
            Good Reason; provided, however, that any such written notice received by the Corporation following the thirty (30) day period after the date on which Executive first had knowledge of the occurrence of such event giving rise to Good Reason (or, in the case of multiple events, the latest to occur of such events) shall not be effective and Executive shall be deemed to have waived his/her right to terminate employment for Good Reason with respect to such event:

            (1)               Demotion, reduction in title, reduction in
                        position or responsibilities, or change in reporting
                        responsibilities or reporting level that is materially
                        and adversely inconsistent with the Executive's position
                        immediately prior to the Effective Date or the
                        assignment of duties and/or responsibilities materially
                        and adversely inconsistent with such position; provided,
                        however, that the Corporation no longer being a publicly
                        traded entity or having filed bankruptcy shall not by
                        itself be Good Reason; or

            (2)               Relocation of the Executive's primary office
                        location more than fifty (50) miles from the Executive's
                        current office location; or

            (3)               Reduction of greater than 10% in the Executive's
                        Base Pay from the level existing prior to the Effective
                        Date or reduction of greater than 10% in the Executive's
                        long term or short term Incentive compensation
                        opportunity as provided for in the KERP approved by the
                        Bankruptcy Court on September 3, 2002 or a reduction in
                        the Executive's eligibility for participation in the
                        Corporation's benefit plans that is not commensurate
                        with a similar reduction among similarly situated
                        employees.

      (h)                     "Incentive" means Executive's target bonus.

      (i)                     "Release Agreement" means an agreement pursuant to
            which the Executive releases all current or future claims, known or unknown, arising on or before the date of the release against the
            Corporation, its subsidiaries and its officers, substantially in a form approved by the Corporation.

3.                      SEVERANCE UPON CHANGE IN CONTROL. If the Executive's
      employment is terminated by the Corporation, or any successor to the
      Corporation, or the Executive terminates his or her employment due to Good
      Reason, within the period beginning ninety (90) days prior to a Change in
      Control and ending on the second anniversary of such Change in Control, the Executive will be entitled to receive the severance payments and benefits set forth in Sections 4 and 5 below; provided, however, that no severance payments shall be made, or continuing benefits provided, under the Agreement (and the Agreement shall terminate immediately), if any of the following apply:

      (a)               The Executive voluntarily resigns or retires from
            employment other than for Good Reason;

      (b)               The Executive is terminated for Cause;

      (c)               The Executive's employment terminates as a result of
            death or Disability;

      (d)               The Executive declines to sign and return a Release
            Agreement or revokes such Release Agreement within the time provided therein; or

      (e)               The Executive receives severance compensation or benefit
            continuation pursuant to the Kaiser Aluminum & Chemical Corporation
            Severance Plan or any other Prior Agreement.

4.                      AMOUNT OF SEVERANCE PAYMENTS. If the Executive's
      employment terminates as described in Section 3 above, and he or she becomes entitled to severance benefits under this Agreement, the
      Corporation, or any successor to the Corporation, shall pay to the
      Executive the following:

      (a)               Three (3) times the sum of the Executive's Base Pay plus
            the Executive's most recent short term Incentive target shall be paid to the Executive in a single sum cash payment as soon as practicable following the Executive's termination (but in no event later than 30 days after such termination);

      (b)               The prorated short term Incentive program in effect for
            the year in which the Executive's termination of employment occurs shall be paid to the Executive in a single sum cash payment as soon as practicable following the Executive's termination (but in no event later than 30 days after such termination).  The amount of the prorated short term Incentive program shall be determined by multiplying the Executive's short term Incentive target for the full current year by a fraction, the numerator of which is the number of days from January 1 until the Executive's termination of employment and the denominator of which is 365.  Notwithstanding the foregoing, if the Executive is terminated on December 31 of any year, he or she will participate in the actual short term Incentive program for the year, based on applicable performance measure(s), and no proration shall apply; and

      (c)               The prorated long term Incentive program in effect for
            the year in which the Executive's termination of employment occurs shall be paid to the Executive at the time such long term Incentive program terminates (but in no event later than 30 days after such termination) if the Corporation is determined at that time to have achieved the long term Incentive target under such program.  The amount of the prorated long term Incentive program shall be determined by multiplying the Executive's long term Incentive target for such long term period by a fraction, the numerator of which is the number of days from the inception of the long term program until the Executive's termination of employment and the denominator of which is 365.

5.                      CONTINUATION OF BENEFITS. If the Executive's employment
      terminates as described in Section 3 above, and he or she becomes entitled to severance benefits under this Agreement, the Corporation, or any successor to the Corporation, shall provide to the Executive the following:

      (a)               Continuation of his or her coverage under the
            Corporation's medical, dental, vision, life insurance and disability benefit plans, as if the Executive had continued in employment with the Corporation uninterrupted for a period of three (3) years following the Executive's termination of employment as described in
            Section 3 above; provided, however, that the Participant must continue to pay the monthly medical and life insurance contributions
            (if any) paid by active employees of the Company for this coverage to remain in effect.  If the Executive is unable to continue participating in the Company's benefit plans due to the provisions of the documents governing such plans or any other reason, the
            Company will reimburse the Executive for his or her expenses in obtaining comparable benefit coverage.  Notwithstanding the foregoing, coverage under any qualified retirement plan and (except as otherwise required by law) coverage under any cafeteria plan, dependant care spending account or health care spending account will cease.  The Corporation may satisfy a portion of its obligations by reimbursing and/or paying the Participant's applicable COBRA premium with respect to any such plans.  The Company's obligations under this clause (a) shall cease once the Participant is eligible for comparable coverage from a subsequent employer.  The Corporation may require the health benefit continuation period required under the continuation coverage requirements of Section 4980B of the Internal
            Revenue Code of 1986, as amended, and Part 6 of Subtitle B of
            Title I of the Employee Retirement Income Security Act of 1974,
            as amended, to run concurrently with the benefit continuation period hereunder; and

      (b)               Continuation of all other existing perquisites,
            including, without limitation, the continuation of his or her company car benefit, for a period of three (3) years following the
            Executive's termination of employment as described in Section
            3 above, with the exception of gas reimbursement. The company reserves the right to offer a reasonable cash buy-out of the company car benefit.

6.                      GROSS-UP FOR TAX PAYMENTS.  If any payment or
      distribution by the Corporation or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable under this Agreement or under any other agreement, policy, plan, program or arrangement, or the lapse or termination of any restriction under any agreement, policy, plan, program or arrangement (a
      "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered contingent on a change in ownership or control of the Corporation, within the meaning of Section 280G of the
      Code, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The
      Gross-Up Payment will be in an amount such that, after payment by
      Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up
      Payment, Executive retains an amount of the Gross-Up Payment equal to the
      Excise Tax imposed on the Payment. Notwithstanding the foregoing, if no
      Excise Tax would apply if the aggregate Payments were reduced by five percent (5%), then the aggregate Payments shall be reduced by the amount necessary to avoid application of the Excise Tax, in such manner as the
      Executive shall direct, and no Gross-Up Payment will be made. The following provisions shall apply in determining whether a Gross-Up Payment shall apply:

      (a)               Unless the Corporation and Executive otherwise agree in
            writing, any determination required under this Section 6 shall be made in writing by nationally recognized independent public accountants (the "Accounting Firm"), whose determination shall be conclusive and binding upon Executive and the Corporation for all purposes. For purposes of making the calculations required by this
            Section 6, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of
            Sections 280G and 4999 of the Code. The Corporation and Executive
            shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination hereunder. The Corporation shall bear all costs the
            Accounting Firm may reasonably incur in connection with any calculations contemplated hereunder. The Accounting Firm shall be required to provide its determination within sixty (60) days after the date of the Executive's termination, and the Corporation shall be responsible for any income tax, penalty or interest liability incurred as a result of delay by the Accounting Firm.

      (b)               If the Accounting Firm determines that no Excise Tax is
            payable by Executive, it will, at the same time as it makes such determination, furnish the Corporation and Executive an opinion that
            Executive has substantial authority not to report any Excise Tax on his or her federal, state or local income or other tax return. If the Accounting Firm determines that an Excise Tax will (or would, but for reduction in the Payment) be payable by Executive, it will, at the same time as it makes such determination, furnish the
            Corporation and Executive the detailed basis for such opinion. The
            Corporation will make the Gross-Up payment within five (5) business days thereafter.

      (c)               If the federal, state and local income or other tax
            returns filed by Executive are consistent with the determination of the Accounting Firm under paragraph (b) above, and the Internal
            Revenue Service or any other taxing authority asserts a claim or notice of deficiency (referred to in this Section 6 as a "claim")
            against the Executive that, if successful, would require the payment by the Corporation of a Gross-Up Payment, the following shall apply.
            Executive will not pay such claim prior to the earlier of (1) the expiration of the thirty (30) calendar day period following the date on which he or she gives such notice to the Corporation and (2) the date that any payment of amount with respect to such claim is due.
            If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such claim,
            Executive will:

      (i)                     Provide the Corporation with any written records
            or documents in his or her possession relating to such claim reasonably requested by the Corporation;

      (ii)                    Take such action in connection with contesting
            such claim as the Corporation shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the
            Corporation;

      (iii)                   Cooperate with the Corporation in good faith in
            order effectively to contest such claim, which may include the payment of an amount advanced by the Corporation and assertion of a claim for refund; and

      (iv)                    Permit the Corporation to participate in any
            proceedings relating to such claim;

provided, however, that the Corporation will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such contest and any such payments.
If the Corporation directs Executive to pay the tax claimed, or otherwise fails to contest the claim as described above, the Corporation will immediately pay to
Executive the amount of the required deficiency payment, including any Excise
Tax or income tax, and interest and penalties with respect thereto.

      (d)               As a result of the uncertainty in the application of
            Section 4999 of the Code at the time of the determination, it is possible that Gross-Up Payments which will not have been made by the
            Corporation should have been made ("Underpayment") or Gross-Up
            Payments are made by the Corporation which should not have been made
            ("Overpayment"), consistent with the calculations required to be made hereunder.  In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the
            Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the
            Corporation to or for the benefit of Executive.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by Executive to or for the benefit of the Corporation.

7.                      Restrictive Covenants.

      (a)               Noncompetition; Nonsolicitation. For the one year period
            following the termination of employment with the Corporation,
            Executive agrees that he will not, without the prior written consent of the Corporation, which shall not unreasonably be withheld, directly or indirectly, whether as a principal, agent, employee, consultant, contractor, advisor, representative, stockholder (other than as a holder of an interest of five percent (5%) or less in the equity of any corporation whose stock is traded on a public stock exchange), or in any other capacity:

                        (i)         provide services, advice or assistance to
                              any business, person or entity which competes with
                              the Corporation directly, as a primary focus of
                              its business, in the United States or in any other
                              location in which the Corporation operates, in the
                              manufacture, sale or delivery of any materials,
                              products or services which constitute more than
                              twenty percent (20%) of the Corporation's revenues
                              in the prior twelve month period; or

                        (ii)        intentionally entice, induce or solicit, or
                              attempt to entice, induce or solicit, any
                              individual or entity having a business
                              relationship with the Corporation, whether as an
                              employee, consultant, customer or otherwise, to
                              terminate or cease such relationship.

By entering into this Agreement, Executive acknowledges that these prohibitions are reasonable as to time, geographical area and scope of activity and do not impose a restriction greater than is necessary to protect the Corporation's good will, proprietary information and business interests.

      (b)               Confidentiality.  Executive shall keep secret and
            confidential and shall not disclose to any third party, in any fashion or for any purpose whatsoever, any information regarding the
            Corporation which is (i) not available to the general public, and/or
            (ii) not generally known outside the Corporation, to which Executive has or will have had access at any time during the course of his or her employment by the Corporation, including, without limitation, any information relating to: the Corporation's business or operations; its plans, strategies, prospects or objectives; its products, technology, Intellectual Property described in Subsection
            (g), processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial condition and results of operations; its operational strengths and weaknesses; and, its personnel and compensation policies and procedures. However, this provision shall not preclude Executive from providing truthful information to the extent required by subpoena, court order, search warrant or other legal process, provided that Executive immediately notifies the Corporation of such request in order to provide the
            Corporation an opportunity to object to such request in the appropriate forum and to obtain a ruling on such objection.

      (c)               Cooperation. Upon termination of employment for any
            reason, Executive shall fully cooperate with the Corporation in all matters relating to the winding up of his or her pending work on behalf of the Corporation and the orderly transfer of any such pending work to other employees of the Corporation as may be designated by the Corporation.

      (d)               Enforcement.  Any claim arising out of or relating to
            this Agreement or Executive's employment with the Corporation or the termination thereof, other than an action for injunctive relief as provided below, shall be resolved by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services
            ("JAMS") to be held in Houston, Texas, under the then-existing JAMS rules, rather than by litigation in court, trial by jury,
            administrative proceeding, or in any other forum.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The Corporation shall promptly pay all costs and expenses, including without limitation reasonable attorneys' fees, incurred by Executive or his/her beneficiaries in resolving any claim hereunder in which Executive or his/her beneficiaries shall prevail.  In all other cases the parties shall bear their own costs and expenses, except that Executive shall pay all costs and expenses, including, without limitation, reasonable attorney's fees incurred by the Corporation in resolving such claim if the arbitrator(s) determine such claim to have been brought by
            Executive (i) in bad faith or (ii) without any reasonable basis.
            Notwithstanding the foregoing, the parties agree that any breach of
            Subsection (a) or (b) above is likely to cause irreparable injury to the Corporation and that damages for any breach of Subsections (a),
            (b) or (g) are difficult to calculate.  Therefore, upon breach of
            Subsections (a), (b) or (g) hereof, the Corporation shall, at its election, be entitled to injunctive and other equitable relief from a court or such other relief or remedies, including damages, to which it may be entitled, and shall not be required to submit the matter to arbitration.

      (e)               Return of Property. Upon termination of Executive's
            employment for any reason, Executive will return to the Corporation all property belonging to it, including without limitation, computer equipment, computer programs, cellular telephones, beepers or other property belonging to the Corporation, and documents, property and data of any nature and in any form, including electronic or magnetic form, reflecting any confidential information described in
            Subsection (b) above.

      (f)               Disparagement. Executive agrees not to make any
            derogatory, unfavorable, negative or disparaging statements concerning the Corporation and its affiliates, officers, directors, managers, employees or agents, or its and their business affairs or performance.  This provision shall not be construed to limit
            Executive's ability to give non-malicious and truthful testimony should Executive be subpoenaed to do so by competent authority having jurisdiction.

      (g)               Intellectual Property.  For purposes of this Subsection
            (g), the term "Intellectual Property" means all inventions, creations, trade secrets, patents (utility or design) and other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, plan or strategy concerning the business or interests of the Corporation that Executive conceives, develops or delivers to the Corporation, in whole or in part, at any time during his or her employment with the Corporation including, without limitation, all copyrights, inventions, discoveries and improvements, trademarks, designs and all other intellectual property rights.  All such Intellectual
            Property shall be considered work made for hire by Executive and owned by the Corporation.  Executive agrees to perform, upon the request of the Corporation, during or after his or her employment, such acts as may be necessary or desirable to transfer, perfect and defend the Corporation's ownership and any resulting registrations of the Intellectual Property.

      (h)               Blue Pencil. If, at any time, the provisions of this
            Section 7 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the
            Corporation agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

      (i)               Acknowledgement. EXECUTIVE ACKNOWLEDGES THAT HE HAS
            CAREFULLY READ THIS SECTION 7 AND HAS HAD THE OPPORTUNITY TO REVIEW
            ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT
            EXECUTIVE UNDERSTANDS THIS AGREEMENT'S CONTENTS AND SIGNIFIES SUCH
            UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

8.                      MISCELLANEOUS.

      (a)               Waiver. Neither party shall, by mere lapse of time,
            without giving notice or taking other action hereunder be deemed to have waived any breach by the other party of any of the provisions of this Agreement.  Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches by the same or any other provision of this
            Agreement.

      (b)               Severability. If for any reason a court of competent
            jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

      (c)               No Mitigation. Executive shall have no duty to mitigate
            the Corporation's obligation with respect to the termination payments set forth herein by seeking other employment following termination of his or her employment, nor shall such termination payments be subject to offset or reductions by reason of any compensation received by Executive from such other employment. The
            Corporation's obligations to make any payments hereunder shall not terminate in the event Executive accepts other full time employment.

      (d)               Notices. All notices and other communications required
            or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the Chairman of the Board of the
            Corporation at its principal corporate address, and to Executive at his most recent address shown on the Corporation's corporate records, or at any other address which he may specify in any appropriate notice to the Corporation.

      (e)               Counterparts. This Agreement may be executed in any
            number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

      (f)               Entire Agreement. The parties hereto acknowledge that
            each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement constitutes the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject
            Matter hereof.

      (g)               Governing Law. This Agreement shall be governed by the
            law of the State of Texas.

      (h)               Assignment and Successors.  This Agreement will be
            binding upon and inure to the benefit of the Corporation and any successor to the Corporation, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Corporation whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Corporation" for the purposes of this Agreement), but will not otherwise be assignable or delegable by the Corporation. The Corporation will require any such successor, by agreement in form and substance identical hereto, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. This Agreement will inure to the benefit of and be enforceable by, if then applicable,
            Executive's personal or legal representatives, executors,
            administrators, successors, heirs, distributees and legatees, but shall not otherwise be assignable by the Executive, whether by pledge, creation of a security interest or otherwise.

      (i)               No Employment Rights. Nothing expressed or implied in
            this Agreement will create any right or duty on the part of the
            Corporation or Executive to have Executive remain in the employment of the Corporation prior to or following a Change in Control.

      (j)               Withholding. Any payments provided for hereunder shall
            be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the
            Executive has agreed.

      (k)               Amendment. This Agreement may not be amended other than
            by written agreement of the Corporation and the Executive.

9.                      IMPACT ON OTHER AGREEMENTS. This Agreement supercedes
      and replaces the Prior Agreement. Severance payments under this Agreement shall be in lieu of any severance or other termination payments provided under any other agreement between the Executive and the Corporation.

                        IN WITNESS WHEREOF, the parties have executed this
Agreement on the date first above written.

                                      Kaiser Aluminum & Chemical Corporation

                                      By:
                                      Name:
                                      Title:

                                      ------------------------------------------
                                      [Executive]